Exhibit 99.1

Berry Global Announces Review of Strategic Alternatives for its
Health, Hygiene and Specialties Segment

EVANSVILLE, Ind. – Sept. 8, 2023 – Berry Global Group, Inc. (NYSE: BERY) (“Berry” or the “Company”), today announced that it has initiated a formal process to evaluate strategic alternatives for its Health, Hygiene and Specialties segment (“HH&S”).

HH&S is a leading provider of nonwovens, specialty films, and tapes for a broad range of end markets, including healthcare, hygiene, consumer, building and construction, and industrials. The segment is well-positioned in its core businesses, providing value-added products to many of the world’s leading brand owners.

The Company is considering a wide range of available alternatives to maximize shareholder value, including, but not limited to, a sale, strategic partnership or joint venture, spin-off to shareholders, or other separation transaction for some or all of the businesses within HH&S. Importantly, the Company expects current members of the HH&S leadership team will continue to lead the business in any anticipated outcome.

“An ongoing objective of the Berry Board is to constantly look for ways to drive long-term value for our stakeholders, which includes continuously evaluating our portfolio to ensure the Company is best positioned to execute on its strategic objectives,” said Tom Salmon, Berry Chairman and Chief Executive Officer. “Following an extensive analysis by the Board and management team, with support from our incoming CEO Kevin Kwilinski, we have decided to explore strategic alternatives for the HH&S businesses as we continue to seek to enhance value through strategic portfolio management. As always, we will be disciplined throughout this process and will only take actions that we believe are in the best interest of the Company and our stakeholders.”

There is no deadline or definitive timetable set for completion of the strategic alternatives process. There can be no assurance any proposal will be made or accepted, any agreement will be executed, or any transaction will be consummated, in connection with this review. Berry does not intend to make further announcements regarding the review of strategic alternatives unless and until the Board approves a specific transaction or otherwise determines further disclosure is appropriate or necessary.

The Board has retained Citigroup Global Markets, Inc. and Wells Fargo Securities, LLC as its financial advisors, and Bryan Cave Leighton Paisner LLP as its legal advisor to assist with the strategic alternatives process.

About Berry Global
At Berry Global Group, Inc. (NYSE: BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of 40,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY- F)

Investor Contact:
Dustin Stilwell
+1 812.306.2964
ir@berryglobal.com

Media Contact:
Amy Waterman
+1 812.306.2435
mediarelations@berryglobal.com